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                                                ACTIVE LINK COMMUNICATIONS, INC.
                                                                     FORM 10-KSB
                                                                   EXHIBIT 10(k)

                   SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS

This Settlement Agreement and Release Of Claims ("Agreement") is made as of the 30th day of July, 2001, by and between: Active Link Communications, Inc., a Colorado Corporation, f/k/a Communications World International, Inc., 7388 South Revere Parkway #1000, Englewood, Colorado 80112 ("Active Link"); and Toshiba America Information Systems, Inc., a California Corporation, 9740 Irvine Boulevard, Irvine, California 92618 ("TAIS"). Active Link and TAIS will sometimes collectively be referred to herein as "the Parties."

                                     RECITAL

         WHEREAS, Active Link is engaged in the business of marketing and installing telecommunications equipment and related products, as well as distributing franchises for the sale of such products; and

         WHEREAS, Active Link has been and is a TAIS authorized dealer of Toshiba brand telecommunication products (the "Products"); and

         WHEREAS, Active Link and TAIS have entered into various Dealer Agreements, commencing in or around April, 1981, through and including the Dealer Agreement dated April 1, 2000 (the "Dealer Agreements); and

         WHEREAS, TAIS claims that Active Link owes TAIS the sum of $1,107,536.07, related to Products ordered and received pursuant to the Dealer Agreements (the "Debt"); and

         WHEREAS, Active Link desires to pay off its Debt to TAIS; and

         WHEREAS, the Parties desire to settle fully and finally, without admission of any fact or liability, the differences, claims or events relating to the Products, the Dealer Agreements and the Debt as set forth in this Agreement below.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and recitals contained in this Agreement, the Parties agree as follows:

1. On or before July 30, 2001, Active Link shall sign and deliver to TAIS the original Promissory Note attached hereto as Attachment "A" and made apart hereof.

2. Active Link acknowledges it will no longer act as a franchisor for the sale of the Products and TAIS may transact business with any or all of Active Link's current or former franchisees to, among other things, market and sell the Products, subject to TAIS' credit approval, which shall be at TAIS' sole discretion.




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3. Active Link represents and warrants that it has no knowledge of any claims or disputes whatsoever against Active Link by any of its franchisees or other customers, except as set forth on Attachment "B", attached hereto and made a part hereof.

4. Active Link shall indemnify, defend and hold harmless TAIS from and against any and all claims, causes of action, liabilities, damages, losses, costs or expenses of any kind or nature (including attorneys' fees) (collectively "Claims") which arise out of or are in any way connected with any activities whatsoever between Active Link and any of its current or former franchisees or customers, including, but not limited to, the performance of any term or condition of any of its franchise or other agreements, or any alleged wrongful act or omission in connection with its franchises or customers, or any other activity. This indemnification shall apply to any acts or omissions, willful misconduct or negligent conduct, whether active or passive, on the part of Active Link, its officers, directors, employees, agents, representatives or subcontractors, including, but not limited to, intellectual property infringement, personal injury, property damage and wrongful death. Active Link shall further indemnify TAIS and hold it harmless from any and all Claims suffered or incurred by TAIS on account of any breach of Active Link's obligations and covenants of this Section. No claim or suit against TAIS shall be settled without TAIS' express written consent where the settlement would impose a burden on TAIS above and beyond the liability assumed by Active Link. Active Link shall have the right to select counsel to defend TAIS as set forth herein. However, if TAIS reasonably believes that the counsel selected by Active Link is not adequately representing TAIS, TAIS may submit such notice to Active Link, and Active Link and TAIS shall select different counsel as mutually agreed.

5. Except as to any and all claims covered by Paragraph No. 4 above, each Party has released, acquitted and forever discharged the other Party, and does so for itself, its executors, legal representatives and assigns, release, acquit and forever discharge the other Party and its subsidiaries and affiliates, employees, officers, directors, agents and representatives (the "Released Parties"), and understands that this Agreement constitutes a full and final settlement and extends to all claims of every nature, known or unknown, suspected or unsuspected, arising from or attributable to any practices or conduct of the Released Parties, relating directly or indirectly to the Products, the Dealer Agreements, the Debt from the beginning of time up to and including the date of this Agreement.

6. The Parties understand that all rights granted to them under California Civil Code Section 1542, or any analogous state or federal law or regulation, are hereby expressly waived. California Civil Code Section 1542 provides:

                  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

The Parties, for themselves, their affiliates and its assigns, expressly, knowingly and voluntarily waive and relinquish all rights and benefits afforded by Section 1542 and, in doing so, understand and acknowledge the significance and consequences of the waiver.

7. This Agreement, consisting of three (3) pages and a two (2) page attachment, constitutes the entire understanding between the Parties hereto, and shall in all respects be interpreted, enforced and governed by the laws of the State of California. The Parties further agree and acknowledge that should any portion of this Agreement be deemed unenforceable by a court of competent jurisdiction, the unenforceable provision shall be deemed severable from the rest of this Agreement and shall not affect the validity or enforceability of the remainder of this Agreement.



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8. The Parties acknowledge that the consideration referred to herein shall not be construed as an admission or concession of liability, wrongdoing, or any fact.

9. The Parties represent that in entering into this Agreement they have not relied upon any statement, representation or promise of any other Party, other than the provisions set forth in this Agreement.

10. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11. The Parties acknowledge that they are entering into this Agreement freely and voluntarily, with a full understanding of its terms.

IN WITNESS WHEROF, the Parties hereto have duly executed this Settlement Agreement and Release of Claims as of the date written above.

                                       ACTIVE LINK COMMUNICATIONS, INC. f/k/a
                                       COMMUNICATIONS WORLD INTERNATIONAL, INC.


                                       By: /s/  David E. Welch
                                          ------------------------------------


                                       Title: V.P. - Chief Financial Officer
                                             ----------------------------------




                                       TOSHIBA AMERICA INFORMATION SYSTEMS, INC.


                                       By: /s/
                                          -------------------------------------
                                            Ted Flati
                                       Title: Vice President, Treasurer









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                                 Attachment "A"

                                 PROMISSORY NOTE

Principal Amount: $807,536.07                               Date:  July 30, 2001


FOR VALUE RECEIVED, Active Link Communications, Inc., a Colorado Corporation, f/k/a Communications World International, Inc., 7388 South Revere Parkway #1000, Englewood, Colorado 80112 ("Active Link") promises to pay to Toshiba America Information Systems, Inc., a California Corporation, at 9740 Irvine Boulevard, Irvine, California 92618 ("TAIS"), or designee which may be named in writing from time to time, the principal sum of Eight Hundred Seven Thousand Five Hundred Thirty-Six Dollars and Seven Cents ($807,536.07), as set forth herein below.

Active Link agrees and acknowledges that the aforementioned amount shall be due in 43 payments to be made on the 15th day of each month, commencing on August 15, 2001. The first twelve (12) monthly payments shall be in the sum of $20,000.00. Active Link's payments for month thirteen (13) through and including month forty-three (43) shall be in the sum of $20,000.00, plus interest at a rate of 6.75% per year on the applicable portion of the unpaid balance of this Note.

Active Link shall pay TAIS twenty-five percent (25%) of the Net Proceeds from any and all sales of business units sold by Active Link on or after August 1, 2001 ("Acceleration Payment"). For purposes of this Note, Net Proceeds shall be defined as gross proceeds (including cash, promissory notes, marketable securities and other compensation) from the sale of Active Link's business units, less any required payment as provided for in the sales agreement (provided that any such required payment shall not include any payment whatsoever to any Active Link affiliate or director, or the director of any such affiliate), less regularly scheduled payment to Active Link's secured lender Spectrum Commercial Services, and less reasonable and customary third party expenses directly resulting from the sale from any business unit sold. All Acceleration Payments are due ten (10) days after Active Link receives the cash proceeds from the proceeds of the business unit sold, unless TAIS agrees in writing otherwise. If Active Link receives any portion of the proceeds in partial payments as a result of a promissory note or other payment arrangement with the buyer, Active Link shall pay TAIS its Acceleration Payment, on the net proceeds of such partial payment, within ten (10) days of receipt of each such partial payment.

All payments shall be made in lawful money of the United States, without offset, deduction or counterclaim of any kind. Time is of the essence for every obligation under this Note.

Active Link may prepay this Note in whole or part without penalty. In the event Active Link fails to make any payment hereunder when due, the entire balance shall be immediately due and payable upon demand by TAIS.

All sums remaining unpaid under this Note shall become immediately due and payable, at TAIS's option: (1) on the occurrence of any of items listed in (a),
(b) and (c) below without notice, demand or presentment, and regardless of any prior forbearance; and (2) on the occurrence of any of items (d), (e) or (f) below upon default by Active Link, provided that Active Link fails to cure such default within seven (7) calendar days of default:

         (a) The filing of a petition in bankruptcy by, or the initiation of any proceeding under any bankruptcy or insolvency laws against, Active Link;

         (b) Active Link's making of a general assignment for the benefit of creditors, or applying for or consenting to appointment of a receiver or trustee;



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         (c) Any change in Active Link's control or principal ownership without giving TAIS prior written notice thereof, or the sale of 25% of the net book value of Active Link's assets;

         (d) Active Link's failure to make any payment when due under the terms of this Note;

         (e) Active Link's default under any instrument executed in connection with this Note, or any other agreement made with Active Link, including, but not limited to the credit terms of Active Link's open trade account with TAIS, as established by TAIS in writing from time to time in TAIS's sole discretion; or

         (f) Active Link's default under any other promissory note executed by Active Link in favor of TAIS.

Except as specifically set forth above, diligence, demand, presentment, notice of dishonor and protest are hereby waived by Active Link and all of its sureties, guarantors, and endorsers of this Note. Active Link further agrees to remain bound to the terms and conditions of this Note, notwithstanding any extensions, waivers, or other indulgences by TAIS, at its sole and absolute discretion. No waiver of a breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this Agreement shall be effective unless it is in writing and signed by the party waiving the breach, failure, right or remedy. No waiver of any breach, failure, right or remedy shall be deemed a waiver of any other breach, failure, right or remedy, whether or not similar, nor shall any waiver constitute a continuing waiver unless the writing so specifies.

The terms of this Promissory Note shall be interpreted and governed in accordance with the laws of the State of California, excluding therefrom its conflict of laws provisions. Active Link hereby submits to the jurisdiction of any competent court in the State of California for adjudication of any dispute between TAIS and Active Link.

IN WITNESS WHEREOF, the undersigned have executed this Promissory Note as of the date first written above.

                                        ACTIVE LINK COMMUNICATIONS, INC. f/k/a
                                        COMMUNICATIONS WORLD INTERNATIONAL, INC.

                                         By:
                                            ------------------------------------
                                      Title:
                                            ------------------------------------


SIGNATURE WITNESSED BY:

STATE OF COLORADO                  )
                                   ) ss:
COUNTY OF:                         )
          ------------------------

--------------------------------------------
Notary Public

Date commission expires:
                        ----------------------



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                                 ATTACHMENT "B"

FRANCHISEE SETTLEMENT - In 1993, as the result of a dispute between the Company and a Franchisee, the Company agreed to purchase back the Franchisee's inventory and to pay the Franchisee a 7.5% royalty on the sales of the Irvine and South Bay franchises as long as those franchises existed in any form. The Company has made payments on Toshiba product sales.

Toshiba product sales were suspended to the Irvine franchise by the Company in November 1998 due to gray marketing activities on the part of Franchisee, at which point payments under the settlement agreement were suspended. The South Bay franchise is still in existence with minimal purchase levels. The South Bay franchise is charged 0% royalty at the time of purchase, with the arrangement that Mr. Howard will forward sales reports and a check for the royalty to CWII. CWII then forwards a check of equal amount to Mr. Hall.

The last payment and report received from Mr. Howard was in March, 2000. Attempts via telephone were made for approximately 6 months to obtain sales reporting and payment from Mr. Howard to no avail. No communication has been received from Mr. Hall regarding payments due after March, 2000. The Amendment states that Mr. Hall must notify CWII in writing of a delinquent payment; no such notice has been received.